Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 29, 2011 among Donegal Mutual Insurance Company, a Pennsylvania mutual insurance company having its principal place of business at 1195 River Road, Marietta, Pennsylvania 17547 (“Donegal Mutual”), Donegal Group Inc., a Delaware corporation having its principal place of business at 1195 River Road, Marietta, Pennsylvania 17547 (“DGI,” and, together with Donegal Mutual, the “Employers”), and Kevin G. Burke, an individual whose principal office address is 1195 River Road, Marietta, Pennsylvania 17547 (the “Executive”).
WITNESSETH:
     WHEREAS, the Employers desire, by this Agreement, to provide for the continued employment of the Executive by the Employers, and the Executive agrees to the continued employment of the Executive by the Employers, all in accordance with the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive’s continued employment by the Employers;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Employers and the Executive, intending to be legally bound hereby, mutually agree as follows:
     1. Employment and Term.
          (a) (i) Effective August 1, 2011 (the “Effective Date”), (i) Donegal Mutual agrees to continue to employ the Executive, and the Executive agrees to continue the Executive’s employment as, the Senior Vice President of Human Resources of Donegal Mutual and (ii) DGI agrees to employ the Executive, and the Executive agrees to continue the Executive’s employment as, the Senior Vice President of DGI, with positions described in clauses (i) and (ii) collectively referred to in this Agreement as the “Position”, in accordance with the terms and subject to the conditions this Agreement sets forth. Donegal Mutual and DGI shall be jointly and severally liable to the Executive with respect to (i) all liabilities of Donegal Mutual to the Executive under this Agreement and (ii) all liabilities of DGI to the Executive under this Agreement; provided, however, that Donegal Mutual shall not be responsible for any liability of DGI to the Executive to the extent that DGI has discharged such liability, and DGI shall not be responsible for any liability of Donegal Mutual to the Executive to the extent that Donegal Mutual has discharged such liability.

               (ii) The term of this Agreement, as the same may be extended from time to time pursuant to the provisions of this clause (ii) or otherwise, shall commence on the Effective Date and end on the third anniversary of the Effective Date, provided, however, that on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each, an “Extension Date”), the Term shall automatically extend for one additional year so that on each such succeeding Extension Date, this Agreement shall have a remaining Term of three years, unless either the Executive or the respective board of directors of Donegal Mutual and DGI (together, the “Boards”) give notice to the other, not less than 90 days in advance of the next succeeding Extension Date, that such automatic extensions shall terminate as of such next succeeding Extension Date, unless the Employers earlier terminate the employment of the Executive for Cause, as defined in this Agreement, or because of the death or the Permanent Disability, as defined in this Agreement, of the Executive.
          (b) Notwithstanding paragraph 1(a) of this Agreement, the Employers, by action of the Boards and effective as specified in a written notice thereof to the Executive in accordance with the terms of this Agreement, shall have the right to terminate the Executive’s employment under this Agreement at any time during the Term, for Cause or other than for Cause or on account of the Executive’s death or Permanent Disability subject to the provisions of this paragraph 1.
               (i) As used in this Agreement, “Cause” shall mean (A) the Executive’s willful and continued failure substantially to perform the Executive’s material duties with the Employers as set forth in this Agreement, or the commission by the Executive of any activities constituting a willful violation or breach under any material federal, state or local law or regulation applicable to the activities of Donegal Mutual or DGI or their respective subsidiaries and affiliates, in each case, after notice of such failure, breach or violation from the Employers to the Executive and a reasonable opportunity for the Executive to cure such failure, breach or violation in all material respects, (B) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions by the Executive that cause intentional material damage to the property or business of Donegal Mutual or DGI or their respective subsidiaries and affiliates, (C) the Executive’s repeated absences from work such that the Executive is substantially unable to perform the Executive’s duties under this Agreement in all material respects other than for physical or mental impairment or illness or (D) the Executive’s non-compliance with the provisions of paragraph 2(b) of this Agreement after notice of such non-compliance from the Employers to the Executive and a reasonable opportunity for the Executive to cure such non-compliance.
               (ii) As used in this Agreement, “Permanent Disability” shall mean a physical or mental disability of the Executive such that the Executive is substantially unable to perform those duties that the Executive would otherwise reasonably be expected to continue to perform and the Executive’s nonperformance of such duties has continued for a period of 180 consecutive days, provided, however, that in order to terminate the Executive’s employment under this Agreement on account of Permanent Disability, the Employers must provide the Executive with written notice of the Boards’ good faith determinations to terminate the Executive’s employment under this Agreement for reason of Permanent Disability not less than 30 days prior to such termination, and such notice shall specify the date of termination. Until the specified effective date of termination by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 3 of this Agreement. No termination of the Executive’s employment under this Agreement because of Permanent Disability shall impair any rights of the Executive under any disability insurance policy the Employers maintained at the commencement of the aforesaid 180-day period.
          (c) The Executive shall have the right to terminate the Executive’s employment under this Agreement at any time during the Term for Good Reason or without Good Reason or in the event a Change of Control occurs. As used in this Agreement, “Good Reason” shall mean (A) a material diminishment of the Executive’s Position or the scope of the Executive’s authority, duties or responsibilities as this Agreement describes without the Executive’s written consent, excluding for this purpose any action the Employers do not take in bad faith and that the Employers remedy promptly following written notice thereof from the Executive to the Employers, or (B) a material breach by either Employer of its respective obligations to the Executive under this Agreement, provided, that with respect to any termination by the Executive for Good Reason, the Executive shall have provided the Employers with written notice within 90 days of the date on which the Employers first had actual knowledge of the existence of the Good Reason and which Good Reason shall not have been cured or otherwise rectified by the Employers in all material respects to the reasonable satisfaction of the Executive within 30 days after the Employers receive such written notice or (C) any termination of the Executive’s employment under this Agreement without Cause.
          (d) “Change of Control” shall mean (A) the acquisition of shares of DGI by any “person” or “group,” as Rule 13d-3 uses such terms under the Securities Exchange Act of 1934, as now or hereafter amended, in a transaction or series of transactions that result in such person or group directly or indirectly first owning after the Effective Date more than 25% of the aggregate voting power of DGI’s Class A common stock and Class B common stock taken as a single class, (B) the consummation of a merger or other business combination transaction after which the holders of the outstanding voting capital stock of DGI taken as a single class do not collectively own 60% or more of the aggregate voting power of the entity surviving such merger or other business combination transaction, (C) the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of DGI, but excluding therefrom the sale and re-investment of the consolidated investment portfolio of DGI and its subsidiaries, (D) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination transaction, sale of assets or contested-election of directors or any combination of the foregoing transactions or

(E) a change of “control” of Donegal Mutual as such term is defined in the Pennsylvania Insurance Holding Companies Act (each, a “Transaction”), the persons who constituted a majority of the members of the respective Boards on the Effective Date and persons whose election as members of the respective Boards received the approval of such members then still in office or whose subsequent election had been so approved prior to the date of a Transaction, but before the occurrence of an event that constitutes a Change of Control, no longer constitute such a majority of the Boards then in office. A Transaction constituting a Change of Control shall only be deemed to have occurred upon the closing of the Transaction.
          (e) (i) If (A) the Employers terminate the Executive’s employment under this Agreement for any reason other than for Cause and such termination occurs as of a date that is within 180 days preceding or within 180 days after the consummation of a Change of Control (such 180-day period preceding the Change of Control and such 180-day period after the Change of Control collectively referred to in this Agreement as a “Change of Control Period”, (B) the Employers terminate this Agreement as a result of the death or Permanent Disability of the Executive, effective as of a date within a Change of Control Period, (C) the Executive terminates the Executive’s employment under this Agreement for Good Reason or (D) the acquisition of “control” of Donegal Mutual as defined in the Pennsylvania Insurance Holding Companies Act, the Employers shall pay to the Executive or the Executive’s estate promptly after the event giving rise to such payment occurs, an amount equal to the sum of (x) (1) the Executive’s Base Salary, as defined in this Agreement, accrued through the date the termination of the Executive’s employment under this Agreement is effective, (2) any incentive, as defined in this Agreement, the Employers have the obligation to pay to the Executive pursuant to paragraph 3(b) of this Agreement, (3) any amounts payable under any of the Employers’ benefit plans in accordance with the terms of such plans, except as Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) may otherwise require and (4) any amount in respect of excise taxes the Employers have the obligation to pay to the Executive pursuant to paragraph 1(f) of this Agreement, with such payments, rights and benefits described in clauses (x)(1), (x)(2) and (x)(3) of this Agreement being collectively referred to in this Agreement as the “Accrued Obligations,” (y) an amount equal to the aggregate premiums that the Executive would have to pay to maintain in effect throughout the period (the “Subsequent Period”) from the date of termination of the Executive’s employment under this Agreement through the remainder of the Term had the Executive remained employed, assuming no increase in insurance premium rates, the same medical, health, disability and life insurance coverage the Employers provided to the Executive immediately prior to the date of such termination (the “Benefit Obligations”) and (z) the Employers shall pay to the Executive or the Executive’s estate, as a severance payment, for three years from the date of such termination, the Executive’s annual Base Salary as of the effective date of termination of the Executive’s employment under this Agreement and any incentive paid to the Executive during the last completed fiscal year of the Employers before such termination. The Employers shall pay such amounts for the Executive in 36 equal monthly installments.
               (ii) If (A) the Employers terminate the Executive’s employment under this Agreement for any reason other than for Cause effective as of a date that is not within a Change of Control Period or (B) the Executive terminates the Executive’s employment under this Agreement for Good Reason effective as of a date that is not within a Change of Control Period, the Employers shall pay the Executive, provided the Executive concurrently signs and delivers a general release in a commercially reasonable form that is mutually acceptable to the Employers and the Executive in favor of the Employers and their respective subsidiaries, an amount equal to the sum of (w) the Accrued Obligations, (x) the Benefit Obligations and (y) the Executive’s Base Salary as of the effective date of termination of the Executive’s employment under this Agreement the Executive would have received had the Executive remained employed under this Agreement for the Subsequent Period. The Employers shall pay such amounts to the Executive at the same time and in the same installments had the Executive remained employed under this Agreement for the Subsequent Period.
               (iii) If (A) the Employers terminate the Executive’s employment under this Agreement for Cause or because of the death or Permanent Disability of the Executive or (B) the Executive terminates the Executive’s employment under this Agreement for any reason other than Good Reason, the Executive’s death or Permanent Disability, or (C) the Employers terminate this Agreement as a result of the death or Permanent Disability of the Executive effective as of a date that is not within a Change of Control Period, the sole obligation of the Employers to the Executive under this Agreement shall be to pay the Accrued Obligations to the Executive or the Executive’s estate, provided, however, that in the event the Employers terminate the employment of the Executive under this Agreement because of the death of the Executive, the Employers shall pay to the personal representatives of the Executive an amount equal to the Executive’s Base Salary and incentive for the remainder of the Term.
               (iv) No provision of this Agreement shall adversely affect any vested rights of the Executive under the Employers’ existing employee benefit plans or other plans the Employers may establish in the future; provided, however, upon the termination of the employment of the Executive as provided in this Agreement, all future vesting of the Executive’s rights under all existing and any future employee benefit plans shall terminate without further action by the Employers.
               (v) The Employers and the Executive intend that this Agreement be drafted and administered in compliance with Section 409A of the Code, including, but not limited to, any future amendments to Section 409A, and any other Internal Revenue Service (“IRS”) or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Executive to payment of interest or any additional tax under Section 409A. The Employers and the Executives intend for any payments under paragraphs 1(e)(i), (ii) or (iii) to satisfy either the requirements of Section 409A or to be exempt from the application of Section 409A, and the Employers and the Executive shall construe and interpret this Agreement accordingly. In furtherance of such intent, if payment or provision of any amount or benefit under this Agreement that is subject to Section 409A at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the Employers shall postpone payment or provision of such amount or benefit to the earliest commencement date on which the Employers can make such payment or provision of such amount or benefit without incurring such additional tax but not in excess of six months. In addition, to the extent that any IRS guidance issued under Section 409A would result in the Executive being subject to the payment of interest or any additional tax under Section 409A, the Employers and the Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A. Any such amendment shall have the minimum economic effect necessary and be determined reasonably and in good faith by the Employers and the Executive.
               (vi) If a payment under paragraph 1(e)(i), (ii) or (iii) of this Agreement does not qualify as a short-term deferral under Section 409A or any similar or successor provisions, and the Executive is a Specified Employee, as defined in this Agreement, as of the Executive’s Termination Date, the Employers may not make such distributions to the Executive before a date that is six months after the date of the Executive’s Termination Date or, if earlier, the date of the Executive’s death (the “Six-Month Delay”). The Employers shall accumulate payments to which the Executive would otherwise be entitled during the first six months following the Termination Date (the “Six-Month Delay Period”) and make such payments on the first day of the seventh month following the Executive’s Termination Date. Notwithstanding the Six-Month Delay set forth in this paragraph 1(e)(vi):
     (A) To the maximum extent Section 409A or any similar or successor provisions permit, during each month of the Six-Month Delay Period, the Employers will pay the Executive an amount equal to the lesser of (I) the total monthly severance for which paragraph 1(e)(ii) and (iii) provide or (II) one-sixth of the lesser of (1) the maximum amount that Section 401(a)(17) permits to be taken into account under a qualified plan for the year in which the Executive’s Date of Termination occurs and (2) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Employers for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s Termination Date occurs, adjusted for any increase during that year that the parties expected to continue indefinitely if the Executive’s Termination Date has not occurred ; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount the Employers have the obligation to pay to the Executive under paragraphs 1(e)(i) and (ii) of this Agreement; and
     (B) To the maximum extent Section 409A, or any similar or successor provisions, permits within ten days following the Executive’s Termination Date, the Employers shall pay the Executive an amount equal to the applicable dollar amount under Section 402(g)(1)(B) for the year in which the Executive’s Termination Date occurred; provided that the amount the Employers pay under this sentence may include, and need not be in addition to, the total payment amount this Agreement requires the Employers to pay to the Executive under paragraph 1(b).
     (C) For purposes of this Agreement, “Specified Employee” has the meaning given that term in Section 409A or any similar or successor provisions. The Employers’ “specified employee identification date” as described in Section 409A will be December 31 of each year, and the Employers’ “specified employee effective date” as described in Section 409A or any similar or successor provisions) will be February 1 of each succeeding year.
          (f) In the event that the independent registered public accounting firm of either of the Employers or the IRS determines that any payment, coverage or benefit provided to the Executive pursuant to this Agreement is subject to the excise tax imposed by Sections 280G or 4999 or any successor provisions of Sections 280G and 4999 or any interest or penalties the Executive incurs with respect to such excise tax, the Employers, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing under this Agreement, an additional amount that will result in the Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts payable under this paragraph 1(f), upon the receipt of the payments for which this Agreement provides being no less advantageous to the Executive than the net after tax position to the Executive that would have been obtained had Sections 280G and 4999 not been applicable to such payment, coverage or benefits. Except as this Agreement otherwise provides, tax counsel, whose selection shall be reasonably acceptable to the Executive and the Employers and whose fees and costs shall be paid for by the Employers, shall make all determinations this paragraph 1(f) requires.
          (g) In the event that the independent registered public accounting firm of either of the Employers or the IRS determines that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the excise tax Section 409A imposes or any successor provision of Section 409A or any interest or penalties, including interest imposed under Section 409(A)(1)(B)(i)(I), the Executive incurs as a result of the application of such provision, the Employers, within 30 days of the date of such impositions, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing under this Agreement, an additional amount that will result in the Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts paid under this paragraph 1(g), being no less advantageous to the Executive than the net after tax position the Executive would have obtained had Section 409A not been applicable to such payment, coverage or benefits. Except as this Agreement otherwise provides, tax counsel, whose selection shall be reasonably acceptable to the Executive and the Employers and whose fees and costs the Employers shall pay, shall make all determinations this paragraph 1(g) requires.
          (h) The Employers and the Executive shall give any notice of termination of this Agreement to the Executive or the Employers, as the case may be, in accordance with the provisions of paragraph 10.
          (i) The Employers agree to reimburse the Executive for the reasonable fees and expenses of the Executive’s attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Executive is successful on the merits.
     2. Duties of the Executive.
          (a) Subject to the ultimate control and discretion of the Boards, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term of this Agreement as the same may be extended from time to time, the Executive shall perform all duties reasonably assigned or delegated to the Executive under the By-laws of the Employers or from time to time by the Boards consistent with the Position. Except for travel normally incidental and reasonably necessary to the business of the Employers and the duties of the Executive under this Agreement, the duties of the Executive shall be performed from an office location not greater than 35 miles from Marietta, Pennsylvania.
          (b) The Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties under this Agreement and, during the term of the Executive’s employment under this Agreement, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive’s personal time or attention, unless granted the prior permission of the respective Boards. The foregoing provision shall not prevent the Executive’s purchase, ownership or sale of any interest in, or the Executive’s engaging in, any business that does not compete with the business of the Employers or the Executive’s involvement in charitable or community activities, provided, that the time and attention that the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of the Executive’s duties under this Agreement and that a material portion of the time the Executive devotes to charitable or community activities are devoted to charitable or community activities within the Employers’ market area and further provided that such conduct complies in all material respects with applicable policies of the Employers.
          (c) The Employers shall accrue earned but unused vacation in accordance with the Employers’ vacation policy.
     3. Compensation. For all services the Executive renders under this Agreement:
          (a) The Employers shall pay the Executive a base salary (the “Base Salary”) at an annual rate equal to the annual rate of compensation the Executive is currently receiving from the Employers, plus such other compensation as the Employers may, from time to time, determine. The Employers shall pay such Base Salary and other compensation in accordance with the Employers’ normal payroll practices as in effect from time to time.
          (b) The Employers agree that the Executive shall be entitled to participate in the annual incentive programs of the Employers, in accordance in all material respects with applicable policies of the Employers relating to incentive compensation for executive officers, based on the objectives set forth in the Employers’ Executive Incentive Plan.
          (c) The compensation provided for in this paragraph 3 shall be in addition to such rights as the Executive may have, during the Executive’s employment under this Agreement or after such employment, to participate in and receive benefits from or under any benefit plans the Employers may in their discretion establish for their employees or executives, including, but not limited to, employee benefit plans and group health insurance, life insurance and disability insurance plans. To the extent the Executive incurs a tax liability as a result of any of such benefits, the Executive shall be solely responsible for such taxes.
          (d) The parties acknowledge that Towers Watson is in the process of evaluating the compensation and employee benefit plans the Employers make available to their senior executive officers. To the extent the respective boards of directors of the Employers, based upon the recommendations of Towers Watson, to enhance the compensation and other benefits the Employers make available to their senior executive officers, the Employers and the Executive agree to negotiate in good faith and to execute an amendment to this Agreement that would appropriately reflect such enhancements.
     4. Expenses. The Employers shall promptly reimburse the Executive for all reasonable expenses the Executive pays or incurs in connection with the performance of the Executive’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation therefor.
     5. Indemnification. Notwithstanding anything in the Employers’ respective certificates or articles of incorporation or their By-laws to the contrary, the Employers shall at all times indemnify the Executive during the Executive’s employment by the Employers or while the Executive is providing consulting services to the Employers, and thereafter, to the fullest extent applicable law permits for any matter in any way relating to the Executive’s employment by, consultation with or other affiliation with the Employers or its subsidiaries; provided, however, that if the Employers shall have terminated the Executive’s employment under this Agreement for Cause, then, except to the extent otherwise required by law, the Employers shall have no obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which the Employer shall have terminated the Executive’s employment under this Agreement for Cause or for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement.
     6. Confidential Information. The Executive understands that in the course of the Executive’s employment by the Employers the Executive will receive confidential information concerning the business of the Employers and that the Employers desire to protect. The Executive agrees that the Executive will not at any time during or after the period of the Executive’s employment by the Employers reveal to anyone outside the Employers, or use for the Executive’s own benefit, any such information that the Employers have designated as confidential or that the Executive understood to be confidential without specific designation by the Employers. Upon termination of the employment of the Executive under this Agreement, and upon the request of the Employers, the Executive shall promptly deliver to the Employers any and all written materials, records and documents, including all copies of such written materials, documents and records, the Executive made or that come into the Executive’s possession during the Term and the Executive retained that contain or concern confidential information of the Employers and all other written materials the Employers furnished to the Executive for the Executive’s use during the Term, including all copies of such written materials, documents and records, whether of a confidential nature or otherwise.
     7. Representation and Warranty of the Executive. The Executive represents and warrants that the Executive is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent the Executive’s performance of the terms of this Agreement.
     8. Entire Agreement; Amendment. This Agreement and the Consulting Agreement contain the entire agreement between the Employers and the Executive with respect to the subject matter of this Agreement, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the Employers and the Executive.
     9. Assignability. The services of the Executive under this Agreement are personal in nature, and the Employers may not assign their respective rights or obligations under this Agreement, whether by operation of law or otherwise, without the Executive’s prior written consent. This Agreement shall be binding upon, and inure to the benefit of, the Employers and their permitted successors and assigns under this Agreement. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and personal representatives.
     10. Notice. Any notice that a party to this Agreement may give under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to the Employers or the Executive at their respective addresses stated in the preamble to this Agreement, or at such other address as either party may by similar notice designate.
     11. Specific Performance. The Employers and the Executive agree that irreparable damage would occur in the event that any of the provisions of paragraph 6 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Employers and the Executive shall have the right to an injunction or injunctions to prevent breaches of such paragraph 6 and to enforce specifically the terms and provisions of such paragraph 6, this being in addition to any other remedy to which the Employers or the Executive are entitled at law or in equity.
     12. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer upon any person or entity other than the Employers and the Executive (and the Executive’s heirs, executors, administrators and personal representatives) any rights or remedies of any nature under or by reason of this Agreement.
     13. Successor Liability. The Employers shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employers to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession had taken place.
     14. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation the Executive earns as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employers shall not be required to provide the Executive and the Executive’s eligible dependents with medical insurance coverage as long as the Executive and the Executive’s eligible dependents are receiving comparable medical insurance coverage from another employer.
     15. Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.
     16. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 16 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled to such rights.
     17. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained in this Agreement unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained in this Agreement to be unreasonable or would materially and adversely frustrate the objectives of the Employers and the Executive as expressed in this Agreement.
     18. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DONEGAL MUTUAL INSURANCE COMPANY
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President and
Chief Executive Officer

DONEGAL GROUP INC.
By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Senior Vice President and
Chief Financial Officer

/s/ Kevin G. Burke
Kevin G. Burke